EXHIBIT 12
WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)


                                                                       THREE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                MARCH 31,

                             1995     1996     1997     1998     1999     1999     2000
                           -------  -------  -------  -------  -------  -------  ------
Fixed Charges:
 Interest cost           $  77,237  103,338  136,929  145,579  129,282   33,265   30,402
 One-third rent
  expense                    5,976    6,906    7,535    8,075    8,076    1,841    2,141
                           -------  -------  -------  -------  -------  -------  -------

Total Fixed Charges         83,213  110,244  144,464  153,654  137,358   35,106   32,543
                           -------  -------  -------  -------  -------  -------  -------


Add (Deduct):
 Earnings before
  income taxes             823,804  306,086  111,263  132,783  413,275   47,155  130,235
 Interest capitalized       (6,187) (10,534) (19,939) (13,589)  (3,998)    (505)  (1,669)
                           -------  -------  -------  -------  -------  -------  -------



Earnings for
 Fixed Charges           $ 900,830  405,796  235,788  272,848  546,635   81,756  161,109
                           =======  =======  =======  =======  =======  =======  =======


Ratio of Earnings to
    Fixed Charges            10.83     3.68     1.63     1.78     3.98     2.33     4.95
                           =======  =======  =======  =======  =======  =======  =======